Exhibit 10.1

OTC:NXNN AGREEMENT TO RESCIND CONTRACT OF SALE

This Agreement to Rescind Contract of Sale (the “Agreement”) is a made and effective 4/8/2021

BETWEEN:	Rosellini Scientific Holdings, LLC (the "Seller"), a corporation organized and existing under the laws of Nevis with its head office located at:

10 Jews Street, Ramsbury Site, Charlestown, Nevis

AND:	Mina Mar Corporation (the "Purchaser"), a corporation organized and existing under the laws of the State of Florida with its head office located at:

500 S Australian Ave #600 West Palm Beach FL

TERMS

1.	The contract of sale of control block of stock described as: all Classes of Preferred Stock (The Control Block) as part of the resignation as per the share purchase agreement dated Thursday, October 22, 2020. No common shares were exchanged in the transaction.

OTC:NXNN Nexeon Medsystems, Inc.

2.	Seller waives and releases all right and claim against purchaser, and purchaser waives and releases all right against seller and all right, title, and interest in the described corporation.

Departure of Directors or Certain Officers.

3.	In connection with this rescission agreement On April 8, 2021, Miro Zecevic resigned from his position as a member of the Board of Directors of Nexeon Medsystems Inc (the “Company”) effective immediately.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Executed in duplicate at West Palm Beach FL April 8 2021

SELLER	PURCHASER

/s/ William Rosellini	/s/ Miro Zecevic
William Rosellini	Miro Zecevic, President Mina Mar Corporation
President Rosellini Scientific Holdings, LLC